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                                                                      EXHIBIT 11

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (in millions, except share amounts)

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
                                                 Three Months     Six Months
                                                     Ended          Ended
                                                   June 30,        June 30,
                                                 --------------  -------------
                                                  1999    1998    1999   1998
                                                 ------  ------  ------  -----
Computations for Statements of Income
Basic
  Net income (loss)............................. $   36  $  126  $  (12) $ 195
  Less: Preferred stock dividends...............     (1)     (1)     (3)    (3)
                                                 ------  ------  ------  -----
  Net income (loss) after preferred stock
   dividends.................................... $   35  $  125  $  (15) $ 192
                                                 ======  ======  ======  =====
  Weighted-average shares outstanding...........   73.1    73.9    73.0   73.9
                                                 ======  ======  ======  =====
  Basic earnings (loss) per share............... $ 0.47  $ 1.68  $(0.20) $2.59
                                                 ======  ======  ======  =====
Diluted
  Net income (loss)............................. $   36  $  126  $  (12) $ 195
  Less: Antidilutive preferred stock dividends..     (1)    N/A      (3)   N/A
                                                 ------  ------  ------  -----
  Net income (loss) after antidilutive preferred
   stock dividends.............................. $   35  $  126  $  (15) $ 195
                                                 ======  ======  ======  =====
  Weighted-average shares outstanding--Basic....   73.1    73.9    73.0   73.9
  Effect of Dilutive Securities (when dilutive):
    Convertible preferred stock.................     --     3.5      --    3.5
    Stock options...............................    1.3     0.8      --    0.9
    Restricted stock............................    0.6     0.2      --    0.2
                                                 ------  ------  ------  -----
Weighted-average shares outstanding--Diluted....   75.0    78.4    73.0   78.5
                                                 ======  ======  ======  =====
Diluted earnings (loss) per share............... $ 0.46  $ 1.61  $(0.20) $2.48
                                                 ======  ======  ======  =====
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